February 17, 2011

Globe Specialty Metals to Build World Class, Low Cost Silicon Metal Plant in Iceland

NEW YORK, Feb. 17, 2011 (GLOBE NEWSWIRE) -- Globe Specialty Metals, Inc. (Nasdaq:GSM) (the "Company" or "Globe") today announces that it has entered into several agreements to build a world class, low cost silicon metal plant in Iceland. Key points are as follows:

·
Globe will own approximately 85% of Icelandic Silicon Corporation ("We"), which will own the plant, and Tomahawk Development Company ("Tomahawk"), our minority partner, will own approximately 15%. Globe will operate the plant and market its output primarily to European customers.

·	We expect this facility to be one of the lowest cost silicon metal plants in the Western world, as well as the lowest cost plant in Europe, including Scandinavia.

·	We executed a contract for 66 megawatts of competitively priced, fixed cost power for 18 years. Power in Iceland is generated from renewable energy sources only.

·
The plant, which will be operational in the middle of calendar 2013, will produce approximately 40,000 MT of silicon metal annually from its two 30 megawatt furnaces. Total construction costs are expected to be approximately €115 million.

·
Substantially all of the operating and environmental permits required to build and operate the facility have already been obtained. The site and permits were acquired by Tomahawk, our minority partner, who has worked diligently and productively over the last four years with the Republic of Iceland.

·
The plant will be financed with limited-recourse project financing and with Globe and Tomahawk investments. We will receive a total of €78 million of limited-recourse project financing from two commercial banks. Globe's total cash outlay is expected to be approximately €34 million and Tomahawk will invest an additional €2 million.

·	We have a few remaining steps to finalize our plans prior to commencing construction including final board approval and additional engineering work. We expect to begin construction this summer.

"Globe currently owns and operates four of the five lowest cost silicon metal plants in the Western world, and we expect our new Icelandic plant to be one of our lowest cost facilities," said Globe Executive Chairman, Alan Kestenbaum. "Our decision to build this plant was driven by current and expected increased demand for silicon metal in all parts of the world caused by growth in silicones, significant growth in polysilicon, driven by the solar industry, and increased consumption of silicon metal in the aluminium industry."

"We are very pleased at the tremendous cooperation we have received from the Republic of Iceland and the local power companies, and we look forward to becoming a good corporate citizen of Iceland and growing our business further," Kestenbaum added.

Conference Call

Globe will discuss the Icelandic plant on a conference call today, February 17, 2011, at 9:00 a.m. Eastern Time. The dial-in number for the call is 877-293-5491. International callers should dial 914-495-8526.  Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on Globe's website at http://investor.glbsm.com. Click on the February 17, 2011 Conference Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world's largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

CONTACT: Globe Specialty Metals, Inc.

         Mal Appelbaum, 212-798-8123
         Chief Financial Officer
         Email: mappelbaum@glbsm.com

         Or

         Jeff Bradley, 212-798-8122
         Chief Executive Officer
         Email: jbradley@glbsm.com